Exhibit 99.1

Ryman Hospitality Properties, Inc. Provides COVID-19 Business Update

Company To Host Call With Investment Community On Thursday, March 26, 2020

At 10:00am ET To Discuss COVID-19 Mitigation Efforts

NASHVILLE, Tenn. – (March 24, 2020) – Ryman Hospitality Properties, Inc. (NYSE: RHP) (the “Company”) today provided the following update on the impact of the COVID-19 virus:

Business Update

Colin Reed, Chairman and Chief Executive Officer of the Company, said, “In addition to the previously announced actions we have taken to mitigate the operating and financial impact of the COVID-19 pandemic, we are working with our management company, Marriott, to temporarily suspend operations at our five hotels that comprise the Gaylord Hotels convention network. After taking into account the recommendations of local health authorities and expected demand levels over the upcoming weeks, we have determined that a temporary suspension of operations is in the best interests of the employees in our hotel properties, the local communities in which our hotels operate, and our shareholders. We will assess hotel demand levels throughout the month of April and in consultation with local health authorities determine an appropriate reopening date for the facilities.”

Investor Call

The Company will hold a conference call with investors on Thursday, March 26 at 10:00 a.m. ET to discuss the Company’s action plan to mitigate the impact of COVID-19 on its businesses. On the call, the Company will outline the implications of its cost containment efforts in each of its businesses and its corporate function, and the expected level of operating expenses and capital investments for the remainder of 2020.

To participate in the conference call, please dial 973-935-8756 and use conference ID 8659659. The call will be available for replay through April 9, 2020 by dialing 800-585-8367 and using conference ID 8659659. This call is also being webcast and can be accessed at Ryman Hospitality Properties’ Investor Relations website at http://ir.rymanhp.com.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a leading lodging and hospitality real estate investment trust that specializes in upscale convention center resorts and country music entertainment experiences. The Company’s core holdings* include a network of five of the top 10 largest non-gaming convention center hotels in the United States based on total indoor meeting space. These convention center resorts operate under the Gaylord Hotels brand and are managed by Marriott International. The Company also owns two adjacent ancillary hotels and a small number of attractions managed by Marriott International for a combined total of 10,110 rooms and more than 2.7 million square feet of total indoor and outdoor meeting space in top convention and leisure destinations across the country. The Company’s Entertainment segment includes a growing collection of iconic and emerging country music brands, including the Grand Ole Opry; Ryman Auditorium, WSM 650 AM; Ole Red and Circle, a country lifestyle media network the Company owns in a joint-venture partnership with Gray Television. The Company operates its Entertainment segment as part of a taxable REIT subsidiary.

*The Company is the sole owner of Gaylord Opryland Resort & Convention Center; Gaylord Palms Resort & Convention Center; Gaylord Texan Resort & Convention Center; and Gaylord National Resort & Convention Center. It is the majority owner and managing member of the joint venture that owns Gaylord Rockies Resort & Convention Center.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the anticipated impact of COVID-19 on travel, transient and group demand, the anticipated impact of COVID-19 on our results of operations, the amount of cancellation and attrition fees, cost containment efforts, and our plans to assess the reopening of our Gaylord Hotels properties. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These risks and uncertainties include, but are not limited to, the effects of COVID-19, including on the demand for travel, transient and group business (including government-imposed restrictions), and levels of consumer confidence in the safety of travel and group gatherings as a result of COVID-19; the length and severity of the COVID-19 pandemic in the United States; the pace of recovery following the COVID-19 pandemic; our ability to implement cost containment strategies; and the adverse effects of COVID-19 on our business or the market price of our common stock. Other factors that could cause results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its Quarterly Reports on Form 10-Q and subsequent filings. Except as required by law, the Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Source: Ryman Hospitality Properties, Inc.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, President & Chief Financial Officer	Shannon Sullivan, Vice President Corporate and Brand Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6725
mfioravanti@rymanhp.com	ssullivan@rymanhp.com
~or~	~or~
Todd Siefert, Vice President Corporate Finance & Treasurer	Robert Winters
Ryman Hospitality Properties, Inc.	Alpha IR Group
(615) 316-6344	(929) 266-6315
tsiefert@rymanhp.com	robert.winters@alpha-ir.com